UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 15, 2009

CHINA MEDICINE CORPORATION
(Exact name of registrant as specified in Charter)

Nevada	000-51379	51-0539830
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Guangri Tower, Suite 702
No. 8 Siyou South 1st Street
Yuexiu District
Guangzhou, China 510600
(Address of registrant’s principal executive office)

(8620) 8739-1718 and (8620) 8737-8212
(Registrant’s telephone number, including area code)

Check the appropriate box below in the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Effective December 15, 2009, Richard P. Wu resigned from his position as Chief Financial Officer of China Medicine Corporation (the “Company”) and its subsidiaries to pursue other opportunities.

On December 15, 2009, Robert Lu, then the Company’s Financial Manager, was appointed to serve as the Company’s Interim Chief Financial Officer, effective immediately, until the Company selects a permanent Chief Financial Officer.

Robert Lu, age 32, has served as the Company’s Financial Manager since August 6, 2009.  Prior to joining the Company, Mr. Lu served as the International Regional Tax Manager of Hua Wei Technologies Co., Ltd. from October 2006 through August 2009.  From August 2003 to September 2006, Mr. Lu served as a financial supervisor for Dongguan Pulse Electronics Co., Ltd.  Mr. Lu received his Bachelor’s degree in accounting from the Harbin Institute of Technology in 2003.  Mr. Lu is a member of Chinese Institute of Certified Public Accountants (CICPA) and is fluent in English.

Mr. Lu’s compensation package has not been affected by his appointment as Interim Chief Financial Officer and currently consists of (i) a base salary of RMB150,000 (approximately US$21,960) per annum, and (ii) a grant of 20,000 options to purchase the Company’s Common Stock at a price of $2.35 per share.  In accordance with the Company’s 2006 Long-Term Incentive Plan, the stock options will vest over a three year term, commencing on August 6, 2010.

There are no family relationships between Mr. Lu and any director, executive officer, or person nominated or chosen to become a director or executive officer of the Company.  Mr. Lu does not have a direct or indirect material interest in any transaction or arrangement in which the Company is a participant other than in connection with his employment as described in this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA MEDICINE CORPORATION

By:	/s/ Senshan Yang
Name:	Senshan Yang
Title:	Chief Executive Officer

Date:    December 21, 2009